Exhibit 5.2

[Miller Canfield letterhead appears here]

September 23, 2003

Domino’s Franchise Holding Co.

Domino’s Pizza PMC, Inc.

Domino’s Pizza LLC

c/o Domino’s, Inc.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $403,000,000 aggregate principal amount of the 8¼% Senior Subordinated Notes due 2011 (the “Exchange Notes”) of Domino’s, Inc. (the “Company”) to be issued in exchange for the Company’s outstanding unregistered 8¼% Senior Subordinated Notes due 2011 pursuant to (a) the Indenture dated as of June 25, 2003 (the “Indenture”) by and among the Company, Domino’s Franchise Holding Co., a Michigan corporation and a subsidiary of the Company (“Franchise”), Domino’s Pizza PMC, Inc., a Michigan corporation and a subsidiary of the Company (“PMC”), Domino’s Pizza LLC, a Michigan limited liability company and a subsidiary of the Company (“Pizza” and collectively with Franchise and PMC the “Michigan Subsidiary Guarantors”), the Company’s other subsidiaries listed on the signature pages of the Indenture (the Michigan Subsidiary Guarantors and such other subsidiaries, the “Subsidiary Guarantors”), and BNY Midwest Trust Company, as trustee (the “Trustee”), and (b) the Registration Rights Agreement dated as of June 25, 2003 (the “Registration Rights Agreement”) by and among the Company, the Subsidiary Guarantors, and J.P. Morgan Securities Inc., Banc of America Securities LLC, Banc One Capital Markets, Inc., Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Goldman, Sachs & Co., and Lehman Brothers Inc., we, as special Michigan counsel to the Michigan Subsidiary Guarantors and at their request, have examined such corporate and limited liability company records, certificates, and other documents, and considered such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Based on that examination, it is our opinion that:

1.    The guaranty of the Exchange Notes by each of the Michigan Subsidiary Guarantors (the “Guaranty”) has been duly authorized by each Michigan Subsidiary Guarantor.

MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.
Domino’s Franchise Holding Co.	-2-	September 23, 2003
Domino’s Pizza PMC, Inc.
Domino’s Pizza LLC

2.    We note that New York law has been selected as the law governing the Guaranty. Assuming, however, for purposes of this opinion, that Michigan law is the governing law or is otherwise relevant in determining validity or enforceability, when the Securities and Exchange Commission (the “Commission”) declares the Company’s registration statement on Form S-4, as amended, relating to the Exchange Notes (the “Registration Statement”) effective, the Guaranty has been duly executed and delivered, and the Exchange Notes have been duly executed, authenticated, issued, and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, the Guaranty will constitute the valid and legally binding obligation of each Michigan Subsidiary Guarantor enforceable against each such Michigan Subsidiary Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights, to general equity principles, and to Section 345 of the Michigan Business Corporation Act (as to the effect of which we express no opinion). To the extent the choice of New York law as the governing law of the Guaranty would be an effective choice of law under principles of Section 187 of the Restatement of Law, Conflicts of Law 2d, such choice is an effective choice of law under the laws of the State of Michigan.

The foregoing opinion is limited to the laws of the State of Michigan, and we express no opinion as to the effect of the laws of any other jurisdiction.

With your approval, we have relied as to certain matters on information obtained from public officials and other sources believed by us to be responsible, and we have assumed (i) the due authorization, execution, and delivery of each of the Indenture and the Registration Rights Agreement by each party thereto other than the Michigan Subsidiary Guarantors, (ii) the due authorization, execution, and delivery of the Exchange Notes by the Company, (iii) that the Exchange Notes will conform to the specimens thereof examined by us, (iv) that the Trustee’s certificates of authentication of the Exchange Notes will be manually signed by one of the Trustee’s authorized officers, and (v) that the signatures on all documents examined by us are genuine and each copy of a manually signed document provided to us conforms to the manually signed original, assumptions which we have not independently verified.

MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.
Domino’s Franchise Holding Co.	-3-	September 23, 2003
Domino’s Pizza PMC, Inc.
Domino’s Pizza LLC

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/S/    MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.